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                                                                    EXHIBIT 11.1


                           ESSEX PROPERTY TRUST, INC.
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                 (Dollars in thousands except per share amounts)


                                                                                     Years ended December 31,
                                                                                     ------------------------
                                                                             1997            1996               1995
                                                                             ----            ----               ----
BASIC:
    Net income                                                            $    29,316     $     8,881        $    10,604
    Less:
       Dividends on 8.75% Convertible Preferred Stock, Series 1996A             2,681             635                  0

                                                                          ===========     ===========        ===========
    Net income applicable to common stockholders                          $    26,635     $     8,246        $    10,604
                                                                          ===========     ===========        ===========

    Weighted average shares outstanding                                    13,644,906       7,283,124          6,275,000
    Weighted average shares of dilutive stock options using
       average stock price under the treasury stock method                          0               0                  0

                                                                          ===========     ===========        ===========
    Weighted average shares used in net income per share calculation       13,644,906       7,283,124          6,275,000
                                                                          ===========     ===========        ===========
    Net income per share                                                  $      1.96     $      1.13        $      1.69
                                                                          ===========     ===========        ===========


DILUTED:
    Adjusted shares - basic, from above                                    13,644,906       7,283,124                 --
    Weighted average shares issuable upon conversion of the
       8.75% Convertible Preferred Stock, Series 1996A                      1,400,235              --                 --
    Additional weighted average shares of dilutive stock options using end of period stock price under the treasury stock
       method                                                                 240,147          64,404                 --

                                                                          ===========     ===========        ===========
    Weighted average number of common shares - assuming full dilution      15,285,288       7,347,528                N/A
                                                                          ===========     ===========        ===========
    Earnings per common share - assuming full dilution                    $      1.92     $      1.12(1)             N/A(2)
                                                                          ===========     ===========        ===========



(1) For 1996, the 8.75% Convertible Preferred Stock, Series 1996A were antidilutive and accordingly, the results of the basic earnings per share is reported for earnings per common share - assuming full dilution.

(2) Not applicable before 1996. The 8.75% Convertible Preferred Stock, Series 1996A was issued in July, 1996.